EXHIBIT 99.2
                   Letterhead of RJ Reynolds Tobacco Company


Contact:     Barbara Goho                                             RJRT 99-15
             (336) 741-6683                                        June 15, 1999


                 R.J. Reynolds Tobacco Holdings, Inc. announces
                     appointments to its Board of Directors


R.J. Reynolds Tobacco Holdings, Inc. has announced the appointment of eight individuals to its Board of Directors. The R.J. Reynolds Tobacco Holdings, Inc. Board of Directors will include Andrew J. Schindler, John T. Chain, Jr., A.D. Frazier, Jr., Denise Ilitch, John G. Medlin, Jr., Nana Mensah, Joseph P. Viviano and Thomas C. Wajnert.

"I am extremely pleased to have a group of such talented and experienced individuals join the R.J. Reynolds Tobacco Board of Directors," said Andrew J. Schindler, president and chief executive officer of R.J. Reynolds Tobacco. "They have an excellent understanding of our business and bring a wealth of experience to the RJR board. I am looking forward to working with them."

o John T. Chain, Jr.: Gen. (Ret.) Chain has been the chairman of Thomas Group, Inc. since May 1998 and has been a member of the board of directors of Thomas Group since May 1995. He also serves as the president of Quarterdeck Equity Partners, Inc., an investor in the defense industry. He served as special assistant to the chairman of Burlington Northern Sante Fe Corporation from November 1995 to March 1996, and as executive vice president of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. Gen. Chain is a member of the boards of directors of Nabisco Group Holdings, Nabisco, Northrop Grumman Corporation, Kemper Insurance and Thomas Group.

o A.D. Frazier: Frazier has been president and chief executive officer of INVESCO, Inc. since April 1997 and was executive vice president from November 1996 to April 1997. From March 1991 until November 1996, Frazier was chief operating officer of the Atlanta Committee for the Olympic Games. From September 1982 to March 1991 he was executive vice president of First Chicago Corporation, and prior to that was with Citizens and Southern National Bank from September 1969 to September 1982, where his last position was executive vice president. Frazier is a member of the boards of directors of AMVESCAP, PLC (the parent company of INVESCO, Inc.), Magellan Health Services, Inc., Apache Corporation and Rock-Tenn Company. He is also a member of the Georgia Board of Corrections.

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o   Denise Ilitch: Ilitch, the vice chairwoman of Little Caesar Enterprises,
    Inc. since 1997, has served in a variety of corporate positions with her family's pizza chain for more than 20 years. Since 1996, she also has served as the president of Olympia Development, L.L.C., the Ilitch family's real estate and entertainment development company in downtown Detroit. In addition, she is executive vice president of Ilitch Ventures, Inc., a privately held company created in 1999 that owns and manages the Ilitch family's business interests in the food and entertainment industries (Little Caesar Enterprises, Olympia Entertainment, Olympia Development, the Detroit Red Wings, the Detroit Tigers, the Detroit Rockers and Olympia Specialty Foods.) Ilitch also has been president and owner of her own marketing firm, Bright Lites, Inc. She serves on the board of directors of the Detroit Branch of the Federal Reserve Bank of Chicago.

o John G. Medlin, Jr.: Medlin is chairman emeritus of Wachovia Corporation and served as its chairman from 1988 to April 1998 and its chief executive officer from 1977 until December 1993. Medlin is a member of the boards of directors of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National Service Industries, Inc., USAirways Group, Inc. and Wachovia Corporation. From 1983 until 1998, Medlin was a member of the board of directors of RJR Nabisco, Inc. and predecessor companies.

o Nana Mensah: Mensah has served as president and chief operating officer of Long John Silver's Restaurants, Inc. since 1997. Previously, Mensah had been senior vice president - operations and concept development of PepsiCo Restaurants International since 1994. Prior to that time, he was vice president - operations for KFC USA, Inc., from 1990 until 1994, and from 1988 to 1990, he was market manager/regional operations director of Southland Corporation.

o Joseph P. Viviano: Viviano has served as the vice chairman of Hershey Foods Corporation since January 1999. Previously, Viviano had been president and chief operating officer of Hershey Foods Corporation from 1994 through 1998. He is a member of the boards of directors of Hershey Foods Corporation, Chesapeake Corporation, Huffy Corporation and Harsco Corporation.

o Thomas C. Wajnert: Wajnert has been chairman of Epix Holdings, Inc. since March 1998 where he is a significant investor and served as chief executive officer from March 1998 to April 1999. Previously, Wajnert was chairman of the board of directors from January 1992 until December 1997 and chief executive officer from November 1984 until December 1997 of AT&T Capital Corporation. From February 1968 until October 1984, he was employed by U.S. Leasing International, where he last held the position of executive vice president. Wajnert serves on the boards of JLG Industries, Inc., CNL Capital Corporation and Epix Holdings, Inc.

o Andrew J. Schindler: Schindler has served as president and chief executive officer of Reynolds Tobacco since 1995. Schindler joined RJR in 1974, and after holding numerous positions, he became senior vice president operations in July 1989. He was elected executive vice president - operations in 1991. In May of 1994, Schindler assumed the position of president and chief operating officer of Reynolds Tobacco. He is vice chairman of the N.C. Emerging Technology Alliance and a member of the advisory board of Wachovia Bank of North Carolina, N.A., the North Carolina School of the Arts Foundation Board, the Wake Forest University Baptist Medical Center Board of Visitors and the Board of Directors of Winston-Salem Business, Inc.


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The first meeting of the Board is scheduled for July 2.

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